                                                               EXHIBIT (a)(1)(H)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated August 18, 2000, and the related Letter of Transmittal and any amendments or supplements thereto and is being made to all Holders (as defined below). Offeror (as defined below) is not aware of any state or jurisdiction where the making of the Offer or the acceptance of Shares is prohibited by any applicable law. If Offeror becomes aware of any state or jurisdiction where the making of the Offer or the acceptance of Shares is not in compliance with any applicable law, Offeror will make a good faith effort to comply with such law. If, after such good faith effort, Offeror cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) Holders in such state or jurisdiction. In any state or jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Offeror by BB&T Capital Markets, a division of Scott &Stringfellow, Inc., or one or more registered brokers or dealers licensed under the laws of such state or jurisdiction.

                      Notice of Offer to Purchase for Cash
           All of the Outstanding Shares of Common Stock (Including
                 the Associated Common Stock Purchase Rights)
                                       of
                                BI Incorporated
                                       at
                              $8.25 Net Per Share
                                       by
                         KBII Acquisition Company, Inc.
                      A Direct Wholly Owned Subsidiary of
                              KBII Holdings, Inc.

  KBII Acquisition Company, Inc., a Colorado corporation ("Offeror") and a direct wholly owned subsidiary of KBII Holdings, Inc., a Delaware corporation ("Parent"), hereby offers to purchase all of the outstanding shares of common stock, no par value per share (the "Common Stock"), inclusive of their respective associated Common Stock purchase rights (the "Rights," and the shares of Common Stock inclusive of their respective Rights, the "Shares"), of BI Incorporated, a Colorado corporation (the "Company"), at a purchase price of $8.25 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 18, 2000, and in the related Letter of Transmittal (the Offer to Purchase and the Letter of Transmittal, and any amendments or supplements thereto, collectively constitute the "Offer"). The Rights were issued pursuant to the Rights Agreement, dated as of December 1, 1999, as amended (the "Rights Agreement"), between the Company and Computershare Trust Company, Inc. (f/k/a American Securities Transfer and Trust, Inc.), as Rights Agent, and are currently evidenced by and trade with certificates evidencing the Common Stock.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN IMMEDIATELY PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH WOULD REPRESENT AT LEAST NINETY PERCENT (90%) OF THE SHARES OUTSTANDING AT THE TIME OF THE EXPIRATION DATE (AS DEFINED HEREIN) (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO THE SATISFACTION OF CERTAIN OTHER CONDITIONS CONTAINED IN THE INTRODUCTION AND SECTION 1, "TERMS OF THE OFFER; EXPIRATION DATE" AND SECTION 15, "CERTAIN CONDITIONS TO OFFEROR'S OBLIGATIONS" OF THE OFFER TO PURCHASE.

  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of August 10, 2000 (the "Merger Agreement"), among Parent, Offeror and the Company. The Merger Agreement provides, among other things, for the making of the Offer by Offeror and further provides that, as soon as practicable after consummation of the Offer, upon the terms and subject to certain conditions of the Merger Agreement, Offeror will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"). The Merger Agreement is more fully described in
Section 13, "The Transaction Documents - The Merger Agreement" of the Offer to Purchase. The Merger is subject to a number of conditions as described in
Section 12, "Purpose of the Offer; The Merger; Plans for the Company" of the Offer to Purchase. In the Merger (i) each issued and outstanding Share (other than Shares with respect to which dissenters' rights are properly exercised or Shares owned by the Company, Parent or Offeror) will be converted into the right to receive from Offeror $8.25 (or any greater amount per Share paid pursuant to the Offer) (the "Offer Price"), in cash, without interest thereon, (ii) each issued and outstanding share of common stock of Offeror will be converted into one share of common stock of the Surviving Corporation, and (iii) the Surviving Corporation will become a wholly owned subsidiary of Parent. Under the Colorado Business Corporation Act, as amended (the "CBCA"), if Offeror acquires, pursuant to the Offer or otherwise, at least ninety percent (90%) of the issued and outstanding Shares, Offeror will be able to approve and effect the Merger without a vote of the holders of Shares (the "Holders") pursuant to Section 7-111-104 of the CBCA.

  The Board of Directors of the Company unanimously approved the Offer, the Merger and the Merger Agreement, determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the Holders and recommends acceptance of the Offer and approval of the Merger and the Merger Agreement by the Holders.

  Tendering Holders whose Shares are registered in their own name and who tender directly to Computershare Investor Services LLC, as Depositary (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Offeror pursuant to the Offer.

  Pursuant to a Stock Voting and Tender Agreement, dated August 10, 2000, by and among Parent, Offeror and certain management shareholders (the "Voting Agreement"), certain management shareholders have agreed to tender the Shares owned by them in the Offer and, if necessary, to vote all Shares owned by them in favor of the Merger Agreement and the transactions contemplated thereby and against any competing offer. A copy of the Voting Agreement is filed as an exhibit to the Tender Offer Statement on Schedule TO filed by Offeror with the Securities and Exchange Commission (the "Commission").

  For purposes of the Offer, Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as of and when Offeror gives oral or written notice to the Depositary of Offeror's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering Holders for the purpose of receiving payments from Offeror and transmitting such payment to tendering Holders whose Shares have been accepted for payment. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering Holders, Offeror's obligation to make such payment will be satisfied and tendering Holders must thereafter look solely to the Depositary for payments of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth in Section 3, "Procedures for Tendering Shares" of the Offer to Purchase, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with any required signature guarantees or an Agent's Message (as defined in Section 2, "Acceptance for Payment and Payment for Shares" of the Offer to Purchase) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal. Under no circumstances will interest on the purchase price for Shares be paid by Offeror regardless of any delay in making such payment or extension of the Expiration Date (as defined below).

  The term "Expiration Date" means 12:00 midnight, New York City time, on Friday, September 15, 2000, unless Offeror (subject to the terms of the Merger Agreement and the applicable rules and regulations of the Commission) shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Offeror (other than any extension through a Subsequent Offering Period (as defined below)), shall expire. Subject to the terms of the Merger Agreement and to the applicable rules and regulations of the Commission and to applicable law, at the scheduled Expiration Date, the Offer may be extended for up to two periods of an additional twenty (20) business days each. Offeror shall give notice of any such extension to the Depositary and Innisfree M&A Incorporated (the "Information Agent") and make a public announcement thereof subject to Parent receiving an extension of its financing commitments until the end of such extension(s). There can be no assurance that the Offer will be extended.

  During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and subject to the right of a tendering Holder to withdraw its Shares. Any such extension will be followed, as promptly as practicable, by a public announcement thereof by no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), which require that material changes be promptly disseminated to Holders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Offeror may choose to make any public announcement, Offeror will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service and making appropriate filing(s) with the Commission.

  Rule 14d-11 under the Exchange Act permits Offeror, subject to certain conditions, to provide a subsequent offering period following the expiration of the Offer on the Expiration Date (a "Subsequent Offering Period"). Offeror does not currently intend to include a Subsequent Offering Period for the Offer, although Offeror may ultimately decide to do so. A Subsequent Offering Period is an additional period of time from three business days to twenty (20) business days in length, beginning after Offeror purchases Shares tendered in the Offer, during which Holders may tender, but not withdraw, their Shares and receive the Offer Price. During a Subsequent Offering Period, Offeror will promptly purchase and pay for all Shares tendered at the same price paid in the Offer. Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights will apply to Shares tendered in a Subsequent Offering Period and no withdrawal rights apply during a Subsequent Offering Period with respect to Shares tendered in the Offer before the Expiration Date and accepted for payment.

  Subject to the provisions of the Merger Agreement, applicable rules and regulations of the Commission and applicable law, the obligation of Offeror to commence the Offer and accept for payment, and pay for, any Shares tendered pursuant to the Offer shall be subject to the conditions set forth in Section 15, "Certain Conditions of the Offeror's Obligations" of the Offer to Purchase. Offeror reserves the right to modify the terms of the Offer, provided that, without the prior written consent of the Company, Offeror will not decrease the Offer Price or change the form of consideration payable in the Offer, decrease the number of Shares sought to be purchased in the Offer, impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the Holders, except as required by law.

  Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Offeror pursuant to the Offer, may also be withdrawn at any time after October 16, 2000, or at such later time as may apply if the Offer is extended. For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name, address and social security number or taxpayer identification number of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares, if different from that of the person who tendered such Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3, "Procedures For Tendering Shares" of the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. Shares tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, "Procedures For Tendering Shares" of the Offer to Purchase may be withdrawn only by means of the withdrawal procedures made available by DTC, must specify the name and number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC's procedures. Withdrawals of tenders of Shares may not be rescinded and any Shares properly withdrawn will thereafter be deemed not validly tendered for any purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3, "Procedures for Tendering Shares" of the Offer to Purchase at any time prior to the Expiration Date or during the Subsequent Offering Period, if any.

  The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes and possibly for state, local or foreign income tax purposes as well. In general, a Holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the Holder's adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. If the Shares exchanged constitute capital assets in the hands of the Holder, such gain or loss will be capital gains or loss. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of twenty percent (20%) if the Shares were held for more than one year, and if held for one year or less they will be subject to tax at ordinary income tax rates, as described in Section 5, "Certain Federal Income Tax Consequences" of the Offer to Purchase.

  The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 under the Exchange Act, is contained in the Offer to Purchase and is incorporated herein by reference.

  The Company has provided Offeror with the Company's list of Holders and security position listings in respect of the Shares for the purpose of dissemin-ating the Offer to Purchase, the Letter of Transmittal and other relevant materials to Holders. The Offer to Purchase, the Letter of Transmittal and any other relevant materials will be mailed to record holders of Shares whose names appear on the Company's list of Holders and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names or the names of whose nominees, appear on the Company's list of Holders, or, where applicable, who are listed as participants in a clearing agency's security position listing.

  The Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

  Requests for copies of the Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer may be directed to the Information Agent as set forth below and copies will be furnished promptly at Offeror's expense. Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager as set forth below.

                    The Information Agent for the Offer is:
                          Innisfree M&A Incorporated
                        501 Madison Avenue, 20th Floor
                           New York, New York 10022
                Banks and Brokers Call Collect: (212) 750-5833
                   All Others Call Toll-Free: (888) 750-5834

                      The Dealer Manager for the Offer is:

                             BB&T Capital Markets
                             909 East Main Street
                              Richmond, VA 23219

                                (804) 787-8252

August 18, 2000